Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-129772, 333-84084, and 333-33616 on Form S-8 and Registration Statement No. 333-132334 on Form S-3 of our reports dated February 22, 2007 relating to the consolidated financial statements and financial statement schedules of Loews Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for defined benefit pension and other postretirement plans as described in Note 1) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Loews Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP
New York, NY
February 22, 2007